EXHIBIT 10.2
Executive Physical Medical Exam Arrangement of Integra LifeSciences Holdings Corporation
On July 23, 2013, the Compensation Committee of the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) approved the establishment of an executive physical medical exam program covering the executive officers of the Company, including the Company’s named executive officers. The estimated cost of the program, which will provide payment for annual executive physical medical exams for executive officers, is $40,000 to $65,000 (or up to $5,000 per executive officer) a year. The physical exams are tailored to age and gender, lifestyle and medical history and other factors impacting health. In addition, the physical exams will be performed by board-certified physicians at reputable facilities and will consolidate multiple office visits and procedures. The intent is to strengthen a culture of health and ensure a holistic approach to our executive remuneration program.